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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                               CE GENERATION, LLC


1.  The name of the limited liability company is CE Generation, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1219 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.  This Certificate of formation shall be effective February 8, 1999.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CE Generation, LLC this 8th day of February, 1999.


                                       /s/ Douglas L. Anderson
                                       ------------------------------
                                       Douglas L. Anderson
                                       Authorized Person